EXHIBIT 23.6
                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Eagle Financial Corp.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus. Our report refers to a change in the method of accounting for investment securities in 1995.


/s/ KPMG Peat Marwick LLP

Hartford, Connecticut
February 11, 1998